T. ROWE PRICE CAPITAL OPPORTUNITY FUND, INC.

ARTICLES SUPPLEMENTARY

CLASSIFYING AUTHORIZED STOCK

 T. Rowe Price Capital Opportunity Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

 FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into one new class of Common Stock to be designated the T. Rowe Price Capital Opportunity Fund—I Class.

 SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 1,000,000,000 shares of the unissued Common Stock of the Corporation into the following series and classes on the respective dates indicated in the parentheses following the name of the series and classes: T. Rowe Price Capital Opportunity Fund (October 7, 1994), T. Rowe Price Capital Opportunity Fund—Advisor Class and T. Rowe Price Capital Opportunity Fund—R Class (October 20, 2004), and T. Rowe Price Capital Opportunity Fund—I Class (October 17, 2016). Each such series and/or classes shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of the Corporation currently or hereafter authorized less the total number of shares of the Corporation then issued and outstanding in all of such series and/or classes. All shares of each series and/or classes have the powers, preferences, other special rights, qualifications, restrictions and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series and/or classes.

 THIRD: The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

 IN WITNESS WHEREOF, T. Rowe Price Capital Opportunity Fund, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on October 17, 2016.

WITNESS:	T. ROWE PRICE CAPITAL OPPORTUNITY FUND, INC.
/s/Darrell N. Braman __________________________ Darrell N. Braman, Secretary	/s/David Oestreicher By:_________________________________ David Oestreicher, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price Capital Opportunity Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

____________________________

David Oestreicher, Vice President

Agmts\ArtSuppCOI.doc